EXHIBIT 10.10
RELEASE AGREEMENT
     THIS RELEASE AGREEMENT is made effective this 24th day of October, 2007, by VIDEO SOFTWARE PARTNERS, LLC, a Texas limited liability company (“VSP”), in favor of ESPRE SOLUTIONS, INC., a Nevada corporation, (“Espré”).
R E C I T A L S:
     WHEREAS, Espre desires to payoff its indebtedness owed to VSP with respect to Espre’s purchase of VSP’s software products and technologies (collectively the “Intellectual Property”), as evidenced by that one certain Non-Negotiable Promissory Note (the “Note”) and the Security Agreement (the “Security Agreement”), dated September 10, 2004, and VSP desires to accept final payment of Espre’s obligations to it in accordance with the terms set forth in that one certain Purchase Agreement of even date herewith (the “Purchase Agreement”);
     WHEREAS, for purposes of entering into the Purchase Agreement and in consideration thereof, the parties hereto desire to modify and amend all of their prior agreements, prior proposals, understandings, and all other agreements, oral or written, between the parties hereto (collectively referred to herein as the “Agreements”);
     WHEREAS, for the purposes of entering into the Purchase Agreement and in consideration thereof, VSP desires to enter into this Release Agreement pursuant to which Espré shall be released of any and all of its obligations under the Agreements, including, but not limited to the security interest granted to VSP under the Security Agreement;
     WHEREAS, the above Recitals are true and correct and constitute an integral part of this Agreement;
     NOW, THEREFORE, in consideration of the premises, recitals, mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VSP, for itself and all person or entities in privity with or claiming by, through, for or under it, do hereby absolutely, irrevocably and unconditionally acquit, release and forever discharge Espré, its subsidiaries, shareholders, directors, officers, employees, and agents, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, based upon the Agreements, including, but not limited to the Security Agreement, which against Espré, VSP ever had, now has, or which VSP’s successor or assigns, hereafter can, shall, or may have, for, on, or by reason of any matter, cause, or thing whether nor not resulting from the negligence, gross negligence, or misconduct of any person and whether or not resulting from strict liability.
     VSP warrants and represents that (i) the provisions of this Release Agreement are contractual and not merely recital; and (ii) that the consideration recited in this Release Agreement is fair and reasonable.
     This Release Agreement will inure to the benefit of and be binding upon VSP, its officers, managers, members, employees, successors, assigns, and attorneys, and all persons or entities claiming by, through, for or under them. VSP represents that it has full authority to execute this Release Agreement and to perform the obligations required herein.
     VSP shall agree to execute such further documents and writings that may be necessary to effectuate the terms and conditions of this Release Agreement. VSP represents and warrants that it has authorized the persons whose signatures appear upon this Release Agreement to execute such agreement on its behalf and for the consideration stated.
     IN WITNESS WHEREOF, VSP executes this Release Agreement to be made effective on the date first written above.

VIDEO SOFTWARE PARTNERS, LLC:
Date: , 2007	/s/ Greg Somers
Greg Somers, President

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